Exhibit 9.2

March 28, 2019

Securities and Exchange Commission, Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

Re: Prometheum, Inc.

Dear Sir or Madam:

We have read the statements made by Prometheum, Inc. which we understand will be filed with the Securities and Exchange Commission within the Offering Circular constituting part of the Offering Statement on Form 1-A of Prometheum, Inc., dated March 28, 2019. We agree with the statements concerning our Firm under the heading “Change in Certifying Accountant.”

We have no basis on which to agree or disagree with the other statements in the Form 1-A.

Sincerely,